Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:

MEDIA COMMUNICATIONS Amy Bass Director, Corporate Communications 417-625-5114 abass@empiredistrict.com	INVESTOR RELATIONS Jan Watson Secretary — Treasurer 417-625-5108 jwatson@empiredistrict.com

EMPIRE DISTRICT ELECTRIC COMPANY
STORM UPDATE

JOPLIN, MO — May 13, 2009 — Currently, The Empire District Electric Company (NYSE:EDE) has less than 1,000 customers who are still to be reconnected out of the 83,000 that were left in the dark following the storm that struck on Friday, May 8.  Empire expects to re-establish service to the majority of these customers today.  Clean-up work will continue until all customers are restored.

Customers who had damage to their service entrance need to have an electrician make repairs before Empire can safely reconnect service.  Once this work is complete, customers need to contact Empire.

Property damage and reconstruction costs are currently estimated to be in the range of $4 to $6 million.  The allocation of costs associated with the storm is not yet finalized, but Empire expects a significant portion of the costs will be capitalized.

Based in Joplin, Missouri, The Empire District Electric Company (NYSE: EDE) is an investor-owned, regulated utility providing electricity, natural gas (through its wholly owned subsidiary The Empire District Gas Company), and water service, with approximately 215,000 customers in Missouri, Kansas, Oklahoma, and Arkansas.  A subsidiary of the Company also provides fiber optic services.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and Form 10-Q.

THE EMPIRE DISTRICT ELECTRIC COMPANY • 602 JOPLIN AVENUE • JOPLIN, MISSOURI 64802 • 417-625-5100 • FAX: 417-625-5169 • www.empiredistrict.com